Exhibit 99.2
November 8, 2011
Dear Shareholders,
In the third quarter of 2011, we saw a return of the “fear factor” which manifested itself in a significant upward movement in credit swap premium levels. Concerns were initially concentrated on exposures in certain European countries, but by the end of the quarter, the disquiet had spread to a wider group of financial institutions in Europe. In the United States, continued lack of growth in employment and declines on house prices had an adverse effect, particularly on financial entities. Although we have seen a general reduction in credit swap premium levels subsequent to the end of the quarter, the situation is still very fluid and we believe it will remain so until there is some resolution of the dislocation in Europe.
The market value of Primus Financial’s credit swap portfolio was affected by the movement in credit swap spreads. During the quarter, the fair value of Primus Financial’s credit swap portfolio worsened by $293.3 million. The decline in fair value of the credit swap portfolio was the main contributor to our GAAP loss of $283.1 million, or $7.76 per diluted share, for the third quarter.
Our Economic Results, which exclude changes in the mark-to-market value of Primus Financial’s credit swap portfolio, were $10.2 million, or $0.28 per diluted share for the third quarter of 2011. This compares with Economic Results of $5.4 million, or $0.14 per diluted share, for the second quarter of 2011. We did not have any credit mitigation costs in the third quarter, whereas second quarter results included credit mitigation costs of $4.7 million. Economic Results for the third quarter primarily consisted of premium revenue of $9.9 million, interest income of $2.4 million, and gains on retirement of debt of $2.1 million, partly offset by net operating costs of $3.1 million and financing costs of $2.1 million.
A total of $542 million of notional principal in the Primus Financial credit swap portfolio matured in the quarter, including significant notional amounts referencing a financial guaranty (monoline) company and banks domiciled in Spain and Italy.
We were able to purchase and retire two million common shares at an average price of $5.07 per share in the quarter. Since the inception of our repurchase program in 2008 through September 30, 2011, we have repurchased a total of approximately 13.2 million common shares at an average price of $2.89 per share. During the third quarter, Primus Financial purchased and retired $10.4 million of its outstanding debt at a net cost of $8.3 million. As at September 30, 2011, we have bought back a total (in face value) of $34.9 million of Primus Guaranty’s 7% senior notes at a total cost of $14.8 million and $99.3 million of the debt and $8.5 million of the preferred shares issued by Primus Financial at a total aggregate cost of $52.4 million.

Although we believe the buyback of the Company’s various debt and preferred securities at a discount has provided a benefit to Primus Guaranty shareholders, we note that the repurchase prices of these securities generally have increased since we commenced our buyback programs. We believe Primus’ debt and preferred securities structure might ultimately be attractive to a buyer because the debt is long dated, Primus Financial’s preferred securities are perpetual, and the cost of the debt and preferred securities is relatively low. Cognizant of the increased prices we have had to pay to repurchase our securities, we will continue to balance the benefits from buying back our securities at a discount against the potential benefits from keeping some or all of the structure intact.
Overall, we were pleased with the Company’s performance in the third quarter, despite the turmoil we have seen in the markets. We thank you for your ongoing support as we continue to execute our strategy.
Sincerely,
/s/ Richard Claiden
Richard Claiden
Chief Executive Officer

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